EXHIBIT (l)(iii)

                             HENDERSON GLOBAL FUNDS

                         FORM OF SUBSCRIPTION AGREEMENT

         1. Share Subscription. The undersigned hereby agrees to purchase from Henderson Global Funds (the "Trust"), which is a series type mutual fund, [100] Class A shares of beneficial interest, [100] Class B shares of beneficial interest and [100] Class C shares of beneficial interest of the Henderson U.S. Core Growth Fund (the "Fund") (each a "Share" and collectively the "Shares") at a purchase price of $10.00 per share, on the terms and conditions set forth herein and in the preliminary Prospectus described below. The undersigned hereby tenders [$3,000] for the aggregate purchase price of the Shares.

         The undersigned understands that the Fund has filed a post-effective amendment to the Registration Statement (No. 333-62270) on Form N-1A with the Securities and Exchange Commission, which contains the preliminary Prospectus describing the Trust, the Fund and the Shares. By its signature hereto, the undersigned hereby acknowledges receipt of a copy of the preliminary Prospectus.

         The undersigned recognizes that the Fund will not be fully operational until such time as it commences the offering of its Shares. Accordingly, a number of features of the Fund described in the preliminary Prospectus, including, without limitation, the declaration and payment of dividends and redemptions of Shares upon request of shareholders, are not, in fact, in existence at the present time and will not be instituted until the Trust's post-effective amendment to the Registration Statement on Form N-1A is effective.

         2. Representations and Warranties. The undersigned hereby represents and warrants as follows:

              a. It is aware that no federal or state agency has made any findings or determination as to the fairness for investment, nor any recommendations or endorsement, of the Shares;

              b. It has such knowledge and experience of financial and business matters as will enable it to utilize the information made available to it, in connection with the offering of the Shares, to evaluate the merits and risks of the prospective investment and to make an informed investment decision;

              c. It recognizes that the Fund has only recently been organized and has no financial or operating history and, further, that investment in the Fund involves certain risks, and it has taken full cognizance of and understands all of the risks related to the purchase of the Shares, and it acknowledges that it has suitable financial resources and anticipated income to bear the economic risk of such an investment;

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              d. It is purchasing the Shares for its own account, for
investment, and not with any intention of redemption, distribution, or resale of the Shares, either in whole or in part;

              e. It will not sell the Shares purchased by it without registration of the Shares under the Securities Act of 1933 or exemption therefrom;

              f. It has been furnished with, and has carefully read, this Agreement and the preliminary Prospectus and such material documents relating to the Trust and the Fund as it has requested and as have been provided to it by the Trust; and

              g. It has also had the opportunity to ask questions of, and receive answers from, the Trust concerning the Trust and the Fund and the terms of the offering.

         IN WITNESS WHEREOF, the undersigned has executed this instrument as of ____________, 2004.

                                 HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC.

                                 _______________________________________________

                                 Name:__________________________________________

                                 Title:_________________________________________


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